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                                                                    Exhibit 99.2

                      FOURTH QUARTER INVESTOR PRESENTATION

               EDWIN L. BUKER, PRESIDENT & CHIEF EXECUTIVE OFFICER

    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

                                 MARCH 14, 2008

BUKER

Thank you, Gwen. Good morning everyone. Welcome to our fourth quarter 2007 conference call. This call is being simultaneously broadcast on the Internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

Today, I have with me Jim Nicholson, our Vice President, Treasurer and Chief Financial Officer. Our plan is to begin our conversation today with some introductory remarks regarding the status of our business and our plans for improvement. Next we will provide some commentary regarding our fourth quarter operating achievements as well as some commentary regarding our financial results for the period. Lastly, we will share our perspectives and expectations of 2008. Following our remarks, we will open the call for your questions.

I would remind you that our prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward-looking statements that could cause actual results to differ materially from projected results.

The last we spoke I had been on the job for about 13 weeks. In that original time frame I visited all of our Compressor operating locations to assess the state of the organization and its processes. Based upon my investigation, I am enthusiastic about the future prospects for the Company, not necessarily because I liked what I saw, but instead because of the potential that I see. My team, which is comprised of both old and new faces has, quickly formulated plans to transform the business to world class. I believe all the ingredients are within our reach, it is merely a matter of our execution over the next two to three years.

I would characterize the Company's anticipated transformation in three stages. The first stage is essentially complete. It involved the dispositions of non-core assets that has strengthened our balance sheet and allowed us to focus on the core global compressor business.

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Phase two consists of the various short term actions that we are taking to make our core operations more competitive and profitable. These actions will show benefits in 2008 and 2009, and include types of actions like:

     -    rationalization of our production facilities and manufacturing lines,

     -    new sourcing and procurement strategies, and

     - the implementation of more lean manufacturing techniques throughout the business.

We have not wasted any time in identifying, planning and initiating these activities. They are imperative, not only to improving results, but also to counter the headwinds that we continue to face with the value of the dollar, the price of commodities, and now, greater uncertainty regarding the general economy, in the US and other key markets.

It is my goal to be as transparent as possible regarding what we are doing and when we are doing it. We had previously announced that we were executing additional restructuring activities of our North American operations, with the consolidation of manufacturing facilities. Under these plans, the Tecumseh, Michigan and Dundee, Michigan facilities will be shut down by the third quarter 2008. During the first half of 2008 we will be consolidating the manufacturing activities in La Verpilliere, France into Cessieu, and in the first quarter of 2008 we have initiated headcount reduction actions within our Brazilian operations. By our estimates, the sum of these actions will positively affect 2008 results by $7 million dollars, exclusive of any restructuring or impairment charges. In addition, we have capacity availability in India, which we intend to fully utilize by shifting production from other higher cost facilities.

I am expecting that as further action steps are formulated, additional announcements could be expected before the end of 2008, particularly around the potential outsourcing of manufacturing activities that are not core to our value proposition. As I stated on our last call, we have opportunities to achieve meaningful cost reductions through the simplification of our business and by taking advantage of currency shifts through more strategic sourcing and less vertical integration.

In addition, very recently we announced that we will be relocating our global headquarters out of Tecumseh, Michigan to the Ann Arbor area. This is another important step in the transformation we are striving to achieve. The purpose of the move is to improve our location to a place where we can be more accessible to our customers, our suppliers and global employees to facilitate the transformation of our culture to world class by creating a modest, but tasteful work environment that facilitates open communication globally. The move is cost neutral.

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The third phase of our transformation is expected to set the foundation for achieving the near term financial target of 3 to 5 percent EBIT margin in 2010. We have been working with a strategy consultant to more accurately define the markets in which we have sustainable competitive advantage and the steps necessary to capture profitable growth in these areas. While not all the tactical plans are fully developed at this time, the general theme of this phase is centered around our targeted customers and markets, and the formulation of product and service solutions that will bring financial success in the market place. This entails introducing revised product offerings that

     -    have been engineered for reduced material costs,

     -    are produced utilizing a more effective supply chain,

     -    and deliver superior performance and quality characteristics.

While we will provide additional direction as more specific tactical plans are ready for introduction, its accurate to say at this time that our past focus has been too broad and has stretched our resources too thin. In the future, we will be more focused on these parts of the business where we achieve superior return on assets employed.

Now if we can, let us turn our attention to the fourth quarter of 2007. The fourth quarter continued our trend of improved quarter over previous year's quarter results. We started the quarter concerned about several factors that had the potential of eroding our string of improvements, however, they did not materialize to the extent expected during the quarter. Jim will elaborate on the financial aspects of our quarter in a moment.

Operationally, I previously mentioned the restructuring types of activities that were initiated during the quarter. Another area of focus has been to improve the delivered quality of our products. Over the quarter we continued to realize improvement in our measures of quality. On average for 2007 we have experienced improvements ranging from 30% to 48% in our various plant quality measurements. This in turn translates into 11% lower warranty costs in 2007 versus 2006. One of the great problems we've had in 2007 early was the delivery of parts in North America. Past due orders in North America have gone down by 90% and last week we reached a new low point for past due over the past 24 months. In addition, we have installed new reporting and tracking tools for sales and inventory so on a daily basis we can respond more rapidly to changing market conditions.

Now let's review the financial results in more detail, Jim.

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NICHOLSON

Income from continuing operations for the fourth quarter 2008 amounted to $3.6 million dollars, or $0.19 cents per basic share, $0.18 cents per fully diluted share, compared to a net loss from continuing operations of $25.1 million or $1.36 per share a year ago. As Ed mentioned, the fourth quarter turned out to be better than expected in total, although the quarter was boosted by approximately $7 million dollars in items recognized in the quarter that should be characterized as one-timers. Examples of such items included revisions to property tax assessment laws in Europe and export incentive levels in India. Generally, the $29 million dollar improvement can be broken down between a $10.4 million dollar improvement in Operating Income, an approximate $11 million dollar improvement in net interest expense, and an improvement in the tax provision of $7.3 million dollars. If we focus on Operating Income improvement, excluding the approximate $7.2 million and $6.9 million dollar favorable one-timers in 2007 and 2006, respectively; as well as impairment and restructuring charges of $5.6 million and $2 million dollars, respectively, results improved by $13.5 million dollars. This is consistent with the year over year improvement levels that we demonstrated during the second and third quarters of the year, exclusive of impairments and restructuring charges.

This $13.5 million dollar improvement was attributable to favorable pricing and mix in the quarter of $13.1 million dollars and total cost improvements of $10.7 million dollars. These improvements were partially offset by higher average commodity costs of $1.7 million and a less favorable average realized currency rate when compared to the prior year of $8.6 million dollars. To give you a sense of where we are net of hedging, our average realized rate for the Real was
2.10 Real to the Dollar in 2007 versus 2.41 in 2006. For the full year, that is an estimated negative impact of $37.1 million dollars compared to full year 2006 results for the Real alone. When adding weakening of the Dollar versus the Euro and the Rupee, our full year aggregate decline in year over year results due to changes in foreign currency rates amounted to $43.7 million dollars.

The quarter was better than our expectation because we had better than expected volumes in our commercial segment in North America, caused mostly by our ability to clear our backlog without losing orders, and a better mix in Latin America. In addition, the value of the Real did not strengthen as much as expected during the fourth quarter. Not only did this help the fourth quarter, but it also provided an opportunity to boost our overall hedge coverage for 2008 at rates favorable to current rates, however, on average worse than what we realized over 2007. We currently have approximately 75-80% of our Real exposure covered for 2008 and as you have probably noticed subsequent to the fourth quarter the Real has started to strengthen again with the latest bout of dollar declines.

For the full year, we made good progress in our profit improvement efforts. Our continuing operations showed year over year improvements in every quarter. We finished the 2007 year with a slight loss from continuing operations of $2.9 million dollars versus a loss of $48.1 million dollars in 2006, an improvement of approximately $45 million dollars, despite facing the currency headwinds I just mentioned and overall higher commodity spend of $17.2 million dollars. The reasons for the improvement are consistent with our observations for the fourth quarter; pricing, cost reductions, certain volumes and mix were all contributors.

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Now lets just take a few moments on our balance sheet. Here we have been successful in executing the plans that we discussed last quarter. Recently, and subsequent to these year-end financials we took important steps to complete the reversion of our Salaried Pension plan. After payment of excise taxes, this will increase our US cash holdings by approximately $80 million dollars. We are also nearing the culmination of our efforts to complete a new financing arrangement in the US, which we expect to remain un-drawn for the foreseeable future. As a result of these events we believe we have sufficient liquidity to accomplish further restructuring and profit improvement activities.

Ed.

BUKER

Thanks Jim. I'd say we are content, I guess that's as good a word as I can use, with the results of the fourth quarter given that they exceeded our expectation and we are encouraged that we continue to see benefits from our various initiatives. However, everyone should recognize that we continue to face unfavorable conditions that are working against our progress. For 2008, we see three important factors that are worth discussion. Of course, currency. As we go into 2008, as Jim mentioned, we have a great deal of forward cover to hedge our exposures. However, even considering last years and this year's coverage, we're still expecting to realize a value of the Real that is 11% stronger than last year. This will have a negative effect on earnings of about $27 million dollars, with other currencies having an additional negative effect of $8 million dollars.

The next factor is the cost of purchased materials. With respect to copper, we also have a great deal of forward cover to help reduce our exposure, particularly in the first half of the year, however, even considering last years and this years coverage, we are still expecting to see our copper spend increase. The same is true for the cost of steel and other purchased materials, which we also believe will be up relative to 2007. However, unlike copper, these costs are less predictable as, until recently, there was no good vehicle for hedging steel costs. While we've have budgeted a 6% increase in steel costs, we're seeing signs of significant cost pressures in steel, the magnitude of which could have a significant impact on our expected results in the absence of pricing relief. Including our expectations for copper, steel and other purchased materials we expect to spend an additional $23 million dollars in 2008 over 2007.

So if you are doing the math, including the 4th quarter one-timers that means we have $65 million dollars of ground to make up in just in currency and commodities, just to stay even with 2007. Through a combination of price increases, cost saving initiatives, the non-recurrence of $19 million in professional fees incurred during 2007, we expect to mitigate these cost increases, but at this point it will be a challenge to cover all of it in 2008. As a result, it is a distinct possibility that our operating income for the full year will remain in negative territory, before giving consideration to any restructuring charges or impairments.

Lastly, I have to talk about an important factor that may prove to be the least predictable, that being general economic activity. I don't need to remind everyone of what is happening in housing, credit, energy and commodity markets. The specter of stagflation is being discussed more and more in the media each day. Accordingly, the general health of the world economy and the potential effects on

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overall demand represent another factor which we would caution our investors about with respect to our expected results.

Despite these risks, we remain optimistic that we are taking actions that will yield improved results. The management team is diligently working to achieve these objectives, and we appreciate those investors who are placing their faith with this team. In that regard I feel compelled to comment on the recent events involving the Herrick Foundation. As we have publicly disclosed we have received a letter from the Herrick Foundation indicating their desire to sell their shares and are requesting certain actions to be taken by the Company to facilitate such a potential sale. In our response, we indicated the Board intends to take action upon proper deliberations and to act appropriately in light of their fiduciary responsibilities. At this point, the Board has not had the opportunity to address the requests. We'll keep the public properly informed as events unfold.

That concludes our prepared comments for this morning. Gwen, we are now ready to take questions.